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                                                                      EXHIBIT 99



February 13, 2002

Dear Shareholder,

Please see the attached press release which describes the decision made by OPL's Board of Directors to stop writing new reinsurance business in Bermuda, find a buyer for OPUS Re, and begin running off its reinsurance reserves. As described in the release, this decision recognized the desire of many of our shareholders to have greater liquidity for their investment in OPL. The Board and its advisors are considering means to provide shareholders both near term and longer term liquidity, and will provide further communications as soon as possible. However, due to the regulated nature of the reinsurance business and other business reasons, including current market conditions and the structure of OPL's remaining real estate portfolio, it could take many years to complete the runoff of OPL's businesses and fully return share capital.

At its most recent Board meeting, the Board of Directors reviewed the various factors that affect the price of the Company's Common Stock. These factors include past and current earnings and cash flow, the present value of discounted projected future earnings and cash flow, the stock price, earnings and book value of comparable companies, industry considerations, liquidity, as well as opinions furnished by investment counselors, acting as independent appraisers. Based on that review, the Board determined that the fair value price per share would be $11.07 (book value at December 31, 2001), effective February 13th, 2002.

The Board also determined that no dividend would be paid at this time.

Sincerely,


Robert J. Clanin
Chairman of the Board

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OPL Press Release

Hamilton, Bermuda (February 13, 2002) - OPL Announces Changes in Reinsurance Operations and Plan for Orderly Runoff

Following several reviews of strategic alternatives available to the company, and consultation with outside advisors, the Board of Directors of Overseas Partners Ltd. ("OPL") today announced its decision to restructure OPL and cause most of its operations to begin an orderly runoff. Specifically, OPL will discontinue writing new business in Bermuda immediately, and put its Bermuda operations (OP Re, OPAL, and OPFinite business) into runoff. In that regard, the company is in discussions with parties potentially interested in hiring the Bermuda finite and accident & health underwriting teams. The Company has also entered in to an agreement with Renaissance Reinsurance Ltd. whereby Renaissance will assume the policies of OPCat, thereby assuring continuity of coverage for our clients.

Overseas Partners US Reinsurance Company ("OPUS Re") will continue its reinsurance operations; discussions between OPL and companies potentially interested in buying OPUS Re are in process.

OPL has approximately $1.3 billion in capital today, with a strong balance sheet, loss reserves independently reviewed and approved by two outside actuarial/consulting firms, and significant operating strength in terms of employees, customer and broker relationships. Following its strategic alternative reviews, the Board has concluded that despite its management and reserve strengths, OPL's current capital structure will not allow it to continue to grow and compete effectively in today's reinsurance market. In addition, the Board is mindful of the desire of many of OPL's 98,000 shareholders to have greater liquidity for their investment in OPL, for which there is no trading market and no present prospect of such a market. The capital requirements for OPL's business have constrained its ability to offer regular redemption of shares to its shareholders for several years.

Robert Clanin, Chairman of the Board of OPL said, "We are indebted to the management and the employees of OPL for the fine job they have done in transforming the Company's operations over the past two years. Many respected reinsurance professionals joined OPL to help build value for shareholders. This decision to stop writing business was very difficult given the fine job that they have done to begin rebuilding OPL. OPL's management team is committed to assuring appropriate transitions for existing clients and in helping to secure employment for our affected employees."

Further background information on OPL's history and operations can be found on the Company's website www.overseaspartners.com.
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Safe Harbor Disclosure

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Some of the statements contained in this Securities and Exchange Commission filing contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. These forward-looking statements relate to our plans and objectives for future operations and our policy on future dividends.


You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:


o    the uncertainties of the reserving process
o the uncertainties surrounding the estimates of losses incurred as a result of the terrorist attacks on the World Trade Center and the related events of September 11, 2001
o our ability to collect reinsurance recoverables, particularly given the increased credit risk following the terrorist attacks on the World Trade Center and the related events of September 11, 2001
o the impact on our ability to sell our remaining real estate assets following the terrorist attacks on the World Trade Center and the related events of September 11, 2001
o    our ability to sell OPUS Re
o the occurrence of catastrophic events with a frequency or severity exceeding our estimates
o    loss of the services of any of the Company's executive officers
o    uncertainties relating to government and regulatory policies
     (such as subjecting us to taxation in certain jurisdictions)
o    losses due to interest rate fluctuations
o volatility in global financial markets which could affect our investment portfolio
o the resolution of any pending or future tax assessments by the IRS against us
o    the resolution of other pending litigation

We do not undertake to update any forward-looking statements in any manner.